UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K/A
(Amendment No. 2)
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) July 30, 2010
Home BancShares, Inc.
(Exact name of registrant as specified in its charter)
Arkansas
(State or other jurisdiction of incorporation)

000-51904	71-0682831
(Commission File Number)	(IRS Employer Identification No.)

719 Harkrider, Suite 100, Conway, Arkansas	72032
(Address of principal executive offices)	(Zip Code)
(501) 328-4770
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note
     Home BancShares, Inc. (the “Company”) filed a Current Report on Form 8-K (the “Report”) dated July 30, 2010, to report that its wholly owned subsidiary, Centennial Bank (the “Bank”), had acquired the banking operations of Coastal Community Bank, a Florida state-chartered bank headquartered in Panama City, Florida (“Coastal”), and Bayside Savings Bank, a federally chartered thrift savings bank headquartered in Port Saint Joe, Florida (“Bayside”), through agreements with the Federal Deposit Insurance Corporation (“FDIC”). Prior to the FDIC stepping in as receiver, Coastal and Bayside were wholly owned subsidiaries of Coastal Community Investments, Inc., a privately held bank holding company.
     Centennial Bank entered into purchase and assumption agreements with the FDIC (collectively, the “Agreements”), as receiver for each bank, on July 30, 2010, pursuant to which Centennial Bank acquired the loans and certain assets and assumed the deposits and certain liabilities of Coastal and Bayside, respectively.
     On August 5, 2010, the Company filed an amended Current Report on Form 8-K/A (Amendment No. 1) to report under Item 1.01 and Item 2.01 additional details of the terms and conditions of the Coastal and Bayside Agreements, copies of which were included as Exhibit 2.1 and 2.2 to Amendment No. 1.
     This Current Report on Form 8-K/A (Amendment No. 2) is being filed to amend and supplement the disclosure provided in the Original Report, as previously amended and supplemented by Amendment No. 1. This Amendment No. 2 provides an audited Combined Statement of Assets Acquired and Liabilities Assumed, and updates the disclosures provided in Item 2.01 and 9.01 of the Original Report. All financial and other numeric measures of Coastal and Bayside as described below were based upon information as of July 30, 2010 or June 30, 2010 and may be subject to change.
     Statements made in this Amendment, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements regarding the Company’s expectations concerning its financial condition, operating results, cash flows, liquidity and capital resources. A discussion of risks, uncertainties and other factors that could cause actual results to differ materially from management’s expectations is set forth under the captions “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010.

Item 2.01	Completion of Acquisition or Disposition of Assets
     The following discussion of assets acquired and liabilities assumed are presented at estimated fair value on the date of the Coastal and Bayside Agreements. The fair values of the assets acquired and liabilities assumed were determined as described in Note 3 to the Company’s audited Combined Statement of Assets Acquired and Liabilities Assumed, dated as of July 30, 2010, and the accompanying notes thereto, which is attached hereto as Exhibit 99.3 and incorporated herein by reference (the Audited Statement). These fair value estimates are based on the information available, and are subject to change for up to one year after the closing date of the acquisition as additional information relative to closing date fair values may become available. Centennial Bank and the FDIC are engaged in on-going discussions that may impact which assets and liabilities are ultimately acquired or assumed by the Bank and/or the purchase price. In addition, the tax treatment of FDIC-assisted acquisitions is complex and subject to interpretations that may result in future adjustments of deferred taxes as of the acquisition date. The disclosure set forth in this Item 2.01 reflects the status of these items to the best of management’s knowledge as of October 15, 2010.

     Effective July 30, 2010, Centennial Bank assumed all deposits and acquired certain assets and liabilities of Coastal and Bayside from the FDIC, as receiver for each bank (the “Acquisition”), pursuant to the terms of a Purchase and Assumption Agreement entered into by and among Centennial Bank, the FDIC, as receiver for Coastal, and the FDIC, and a Purchase and Assumption Agreement entered into by and among Centennial Bank, the FDIC, as receiver for Bayside, and the FDIC.
     Under the terms of the Agreements, Centennial Bank acquired, in the aggregate, approximately $430.2 million in assets, including approximately $214.3 million in loans held and other real estate owned by Coastal or Bayside, $18.5 million of investment securities, $56.1 million of cash and cash equivalents (excluding cash paid by the FDIC to complete the Acquisition), a $98.0 million FDIC indemnification asset and $10.5 million of other assets. Centennial Bank also assumed, in the aggregate, approximately $436.8 million in liabilities, including approximately $424.6 million in customer deposits, and $12.2 million in other liabilities. No assets were acquired or liabilities assumed from Coastal’s and Bayside’s parent entity. The deposits were acquired at no premium, and net assets were acquired at an aggregate discount to historic book value as of July 30, 2010 of approximately $25.1 million, subject to customary adjustments. In connection with the Acquisition, the FDIC made a payment to Centennial Bank in the amount of approximately $32.8 million, subject to customary post-closing adjustments based upon the final closing date balance sheets for Coastal and Bayside. The cash payment is settlement for the net equity received, assets discount bid, charge-off since April 29, 2010 in the case of Coastal and February 19, 2010 in the case of Bayside, and other customary closing adjustments. The terms of the Agreements provide for the FDIC to indemnify Centennial Bank against certain claims, including claims with respect to liabilities of Coastal and Bayside not assumed or otherwise purchased by Centennial Bank, claims made by shareholders of Coastal and Bayside, and claims based on any prior action or inaction by Coastal’s and Bayside’s directors, officers and other employees.
     In connection with the Acquisition, Centennial Bank entered into loss sharing agreements with the FDIC. Pursuant to the terms of the loss sharing agreements, the FDIC is obligated to reimburse Centennial Bank for 80% of all losses with respect to covered assets. Centennial Bank will reimburse the FDIC for 80% of recoveries with respect to losses for which the FDIC paid Centennial Bank 80% reimbursement under the loss sharing agreements.
     In addition, on September 14, 2020 (the “True-Up Measurement Date”), Centennial Bank has agreed to pay the FDIC with respect to Coastal and Bayside, respectively, 50% of the excess, if any, of (i) 20% of an intrinsic loss estimate of $121.0 million in the case of Coastal and $24.0 million in the case of Bayside, less (ii) the sum of (A) 20% of the net loss amount (the sum of all losses less the sum of all recoveries on covered assets) plus (B) 25% of the asset premium (discount) plus (C) 3.5% of the total loans subject to loss sharing under the loss sharing agreements as specified in the schedules to the Agreements.
     The foregoing summary of the Agreements is not complete and is qualified in its entirety by reference to the full text of the Agreements and certain exhibits attached thereto, copies of which are attached hereto as Exhibits 2.1 and 2.2, respectively, and incorporated by reference herein.
     The following table summarizes the assets covered by the loss sharing agreements, the amount covered by the FDIC and the fair value:

	July 30, 2010
	Amount Covered by
	FDIC	Fair Value
	(In thousands)
Assets covered by loss share
Loans receivable covered by loss share	$317,208	$200,569
Foreclosed assets held for sale covered by loss share	22,954	9,637

     The amounts covered by the loss sharing agreements are the pre-acquisition book values of the underlying covered assets, the contractual balance of unfunded commitments that were acquired, and certain future net direct costs. The loss sharing agreements applicable to single family residential mortgage loans provide for FDIC loss sharing and Centennial Bank reimbursement to the FDIC for ten years. The loss sharing agreements applicable to all other covered assets provide for FDIC loss sharing for five years and Centennial Bank reimbursement of recoveries to the FDIC for eight years.
     The loss sharing agreements are subject to certain servicing procedures as specified in the agreements with the FDIC. The fair value of the loss sharing agreements was recorded as an indemnification asset at their estimated fair value of $98.0 million on the acquisition date. The indemnification asset reflects the present value of the expected net cash reimbursement related to the loss sharing agreements described above. Based upon the acquisition date fair values of the net assets acquired, $6.6 million of goodwill was recorded. Due to the difference in tax bases of the assets acquired and liabilities assumed, the Company recorded a deferred tax asset of $4.3 million.
     An analysis of the likely short-term and long-term effects of the loss sharing agreements on the Company’s cash flows and reported results is included in Item 9.01(a) below.

Item 9.01	Financial Statements and Exhibits
     (a) Financial Statements of Business Acquired
     As set forth in Item 2.01 above, on July 30, 2010, Centennial Bank acquired certain assets and assumed substantially all deposits and certain liabilities of Coastal and Bayside pursuant to the Coastal and Bayside Agreements. A narrative description of the anticipated effects of the Acquisition on the Company’s financial condition, liquidity, capital resources and operating results is presented below. This discussion should be read in conjunction with the historical financial statements and the related notes of the Company, which have been filed with the SEC and the Audited Statement, which is attached hereto as Exhibit 99.3.
     The Acquisition increased the Company’s total assets and total deposits by approximately 14.2% and 19.4%, respectively, as compared with balances at June 30, 2010, and is expected to positively affect the Company’s operating results, to the extent the Company earns more from interest earned on its assets than it pays in interest on deposits and other borrowings. The ability of the Company to successfully collect interest and principal on loans acquired and collect reimbursement from the FDIC on the related indemnification asset will also impact cash flows and operating results.
     The Company considers that the determination of the initial fair value of loans acquired in the July 30, 2010 FDIC-assisted transaction and the initial fair value of the related FDIC indemnification asset involves a high degree of judgment and complexity. The carrying value of the acquired loans and the FDIC indemnification asset reflect management’s best estimate of the amount to be realized on each of these assets. The Company estimated the acquisition date fair value of the acquired assets and assumed liabilities in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 805, Business Combinations (formerly Statement of Financial Accounting Standards (“SFAS”) No. 141(R), Business Combinations). However, the amount that the Company realizes on these assets could differ materially from the carrying value reflected in the attached Audited Statement primarily as a result of changes in the timing and amount of collections on the acquired loans in future periods. Because of the loss sharing agreements with the FDIC on these assets, as described in Item 2.01 above, the Company does not expect to incur significant losses. To the extent the actual values realized for the acquired loans differ from the estimated amounts; the indemnification asset will generally be impacted in an offsetting manner due to the loss sharing support from the FDIC.

Financial Condition
     In the Acquisition, Centennial Bank purchased $204.6 million in loans receivable, at fair value, net of a $119.7 million estimated discount to the outstanding principal balance, representing approximately 9.6% of the Company’s total loans (net of the allowance for loan losses) at June 30, 2010. Foreclosed assets acquired were $9.6 million at fair value.
     Centennial Bank acquired $56.1 million in cash and cash equivalents in the transaction. In addition to the cash and cash equivalents acquired, Centennial Bank received $32.8 million from the FDIC. Centennial Bank also acquired $18.5 million in securities, at fair value. These assets provided additional liquidity to the Company.
     The following table presents information with respect to the fair value of certain acquired earning assets and loans, as well as their book balance at acquisition date, contractual term and average effective yield.
Schedule of Earning Assets Acquired

	July 30, 2010
			Average	Effective
	Initial		Months to	Interest
	Value	Fair Value	Maturity	Rate
	(Dollars in thousands)
Earning assets
Interest-bearing deposits with other banks	$49,486	$49,486	—	0.25%
Investment securities	18,541	18,541	**	**
Loans receivable not covered by loss share:
Consumer	7,077	4,055	43	5.32
Loans receivable covered by FDIC loss share:
Commercial real estate	176,920	112,681	29	5.44
Residential real estate	116,486	75,209	28	4.91
Commercial and industrial	23,802	12,679	20	5.25

Total loans	$324,285	$204,624

Total earning assets	$392,312	$272,651

**	Amount not meaningful due to the immediate disposal of $15.0 million of securities associated with Coastal.
     The following table reflects the scheduled maturities of the acquired loans:

		Over One
		Year
	One Year	Through	Over Five
	or Less	Five	Years	Total
Contractual maturities:
Commercial real estate	$55,417	$49,921	$7,343	$112,681
Residential real estate	40,245	30,116	4,848	75,209
Consumer	1,478	2,152	425	4,055
Commercial and industrial	7,698	4,792	189	12,679

Total	$104,838	$86,981	$12,805	$204,624

Rate sensitivity:
Fixed	$51,617	$36,151	$3,110	$90,878
Variable	53,221	50,830	9,695	113,746

Total	$104,838	$86,981	$12,805	$204,624

     In the acquisition, Centennial Bank assumed $424.6 million in deposits, at fair value. This amount represents approximately 19.4% of the Company’s total deposits of $2.19 billion at June 30, 2010. Demand and non-interest bearing, savings and interest bearing transaction accounts, and time deposits assumed were $14.3 million, $96.0 million and $314.4 million, respectively.
     In its assumption of the deposit liabilities, the Company believed that the customer relationships associated with these deposits have intangible value. The Company applied FASB ASC 805, which prescribes the accounting for goodwill and other intangible assets such as core deposit intangibles, in a business combination. The Bank determined the estimated fair value of the core deposit intangible asset totaled $2.7 million, which will be amortized utilizing a straight line method over an estimated economic life of 5 years. In determining the estimated life and valuation, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates, age of deposit relationships, and the maturities of time deposits.
     Future amortization of this core deposit intangible asset over the estimated life will decrease results of operations, net of any potential tax effect. Future capital will be reduced by the amount of expected amortization, net of any tax effect. Since amortization is a noncash item, it will have no effect upon future liquidity and cash flows. For the calculation of regulatory capital, this core deposit intangible asset is disallowed and is a reduction to equity capital. It is expected that the results of disallowing this intangible asset should not materially affect the Company’s or Centennial Bank’s regulatory capital ratios.
     The core deposit intangible asset is subject to significant estimates by management of the Company related to the value and the life of the asset. These estimates could change over time. The Company will review the valuation of this asset periodically to ensure that no impairment has occurred. If any impairment is subsequently determined, the Company will record the impairment as an expense in its Consolidated Statement of Income.
Nonperforming Loans
     ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, applies to a loan with evidence of deterioration of credit quality since origination, for which it is probable, at acquisition, that the investor will be unable to collect all contractually required payments receivable. ASC Topic 310-30 prohibits carrying over or creating an allowance for loan losses upon initial recognition for loans that fall under its scope. The Company evaluated loans purchased in conjunction with the Coastal-Bayside acquisition for impairment in accordance with the provisions of ASC Topic 310-30. Purchased covered loans are considered impaired if there is evidence of credit deterioration since origination and if it is probable that not all contractually required payments will be collected. All covered loans acquired in this transaction were deemed to be impaired loans. These loans were not classified as nonperforming assets at September 30, 2010, as the loans are accounted for on a pooled basis and the pools are considered to be performing. Therefore, interest income, through accretion of the difference between the carrying amount of the loans and the expected cash flows, is being recognized on all purchased impaired loans.

     A summary of past due and non-accrual loans at July 30, 2010 follows:
Past Due and Non-Accrual Loans

		July 30, 2010
	Assets Not	Assets Covered
	Covered by	by FDIC
	Loss Share	Loss Share	Total
	(Dollars, in thousands)
Non-accrual loans	$—	$—	$—
Loans past due 90 days or more (principal or interest payments)	227	37,219	37,446

Total	$227	$37,219	$37,446

     Operating Results and Cash Flows. The Company’s management has from time to time become aware of acquisition opportunities and has performed various levels of review related to potential acquisitions in the past. This Acquisition was attractive to the Company for a variety of reasons, including the:
•	ability to expand into an opportunistic market and increase Home BancShares’ market share in Florida;

•	anticipated profitability in the pricing of the acquired loan portfolio including the indemnification asset;

•	attractiveness of immediate deposit growth with low cost of funds given that over the past several years, organic deposit growth has been exceptionally difficult as financial institutions compete for deposits. This acquisition allowed us to immediately increase deposits at an attractive cost;

•	opportunities to enhance income and efficiency due to duplications of effort. The Company has operated efficiently and expects to enhance income by centralizing some duties and removing duplications of effort.
     Based on these and other factors, including the level of FDIC support related to the acquired loans and foreclosed assets, the Company believes that this acquisition will have an immediate positive impact on its earnings.
     Based on June 30, 2010 information, total assets acquired make up 14.2%, or $430.2 million, of the Company’s total assets of $3.04 billion, and total deposits assumed make up 19.4%, or $424.6 million, of the Company’s total deposits of $2.19 billion. The Coastal-Bayside transaction resulted in recording $6.6 million of goodwill. The Company believes that the transaction will improve the Company’s net interest income, as the Bank earns more from interest earned on its loans and investments than it pays in interest on deposits and borrowings.
     The extent to which the Bank’s operating results may be adversely affected by the acquired loans is largely offset by the loss sharing agreements and the related discounts reflected in the estimated fair value of these assets at the acquisition date. In accordance with the provisions of ASC Topic 310-30, the fair values of the acquired loans reflect an estimate of expected credit losses related to these assets. As a result, the Company’s operating results would only be adversely affected by loan losses to the extent that such losses exceed the expected credit losses reflected in the fair value of these assets at the acquisition date. In addition, to the extent that the stated interest rate on acquired loans was not considered a market rate of interest at the acquisition date, appropriate adjustments to the acquisition-date fair values were recorded. These adjustments mitigate the risk associated with the acquisition of loans earning a below-market rate of return.

     The long-term effects that the Company may experience will depend primarily on the ability of the borrowers under the various loans covered by the loss sharing agreements to make payments over time. As the loss sharing agreements cover up to a 10-year period (5 years for commercial loans and other assets), changing economic conditions will likely impact the timing of future charge-offs and the resulting reimbursements from the FDIC. The Company believes that any recapture of interest income and recognition of cash flows from the borrowers or received from the FDIC (as part of the FDIC indemnification asset) may be recognized unevenly over this period, as the Company exhausts its collection efforts under its normal practices. In addition, the Company recorded substantial discounts related to the purchase of these covered assets. A portion of these discounts may be accretable to income over the economic life of the loans and will be dependent upon the timing and success of the Company’s collection efforts on the covered assets.
     Liquidity and Capital Resources. The transaction significantly enhanced the liquidity position of the Bank. The Company acquired $56.1 million in cash and cash equivalents as well as $18.5 million of investment securities. These securities provide monthly cash flows in the form of principal and interest payments and are readily marketable. In addition, the FDIC also transferred $32.8 million in cash to Centennial Bank to compensate for the net liability that resulted from the transfer of Coastal’s and Bayside’s assets and liabilities adjusted for the Bank’s discount bid.
     Deposits in the amount of $424.6 million were also assumed. Of this amount, 26.0%, or $110.3 million, were in the form of highly liquid transaction accounts. Certificates of deposit and other time deposits comprised 74.0%, or $314.4 million, of total deposits.
     At June 30, 2010, the Company was considered “well-capitalized” under relevant regulatory ratios. The Company remains “well-capitalized” after taking into consideration the results of the transaction. The Company had the following pro-forma capital ratios at July 31, 2010 (includes the effects of this FDIC-assisted transaction) and June 30, 2010:

	Pro-Forma
	July 31, 2010	June 30, 2010
Tier 1 leverage ratio	13.6%	15.7%
Tier 1 risk-based capital ratio	18.5	19.9
Total risk-based capital ratio	19.8	21.2
     At June 30, 2010, the Bank was considered “well-capitalized” under relevant regulatory ratios. The Bank remains “well-capitalized” after taking into consideration the results of the transaction and $32.0 million additional capital injected by the Company. The Bank had the following pro-forma capital ratios at July 31, 2010 (includes the effects of this FDIC-assisted transaction) and June 30, 2010:

	Pro-Forma
	July 31, 2010	June 30, 2010
Tier 1 leverage ratio	10.2%	10.8%
Tier 1 risk-based capital ratio	14.0	13.8
Total risk-based capital ratio	15.3	15.1

     Financial Statements
     Attached hereto as Exhibit 99.3 and incorporated by reference into this Item 9.01(a) is an audited Combined Statement of Assets Acquired and Liabilities Assumed by Centennial Bank (a wholly owned subsidiary of Home BancShares, Inc.) related to its acquisition of Coastal and Bayside at July 30, 2010 and the accompanying notes thereto.
Report of Independent Registered Public Accounting Firm
Combined Statement of Assets Acquired and Liabilities Assumed at July 30, 2010
Notes to Combined Statement of Assets Acquired and Liabilities Assumed
     The Company has omitted certain financial information of Coastal and Bayside required by Rule 3-05 of Regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X in accordance with a request for relief submitted to the Commission in accordance with the guidance provided in Staff Accounting Bulletin 1:K, Financial Statements of Acquired Troubled Financial Institutions (SAB:1K). SAB 1:K provides relief from the requirements of Rule 3-05 in certain instances, such as the transaction, where a registrant engages in an acquisition of a significant amount of assets of a troubled financial institution that involves pervasive federal assistance and audited financial statements of the troubled financial institution that are not reasonably available.
     (d) Exhibits
2.1	Purchase and Assumption Agreement Whole Bank All Deposits, among the Federal Deposit Insurance Corporation, receiver of Coastal Community Bank, Panama City Beach, Florida, the Federal Deposit Insurance Corporation, and Centennial Bank, dated as of July 30, 2010 (filed as Exhibit 99.2 to the Form 8-K/A on August 5, 2010, and incorporated herein by reference).

2.2	Purchase and Assumption Agreement Whole Bank All Deposits, among the Federal Deposit Insurance Corporation, receiver of Bayside Savings Bank, Port Saint Joe, Florida, the Federal Deposit Insurance Corporation, and Centennial Bank, dated as of July 30, 2010 (filed as Exhibit 99.2 to the Form 8-K/A on August 5, 2010, and incorporated herein by reference).

23.1	Consent of Independent Registered Public Accounting Firm

99.1	Press Release: Home BancShares, Inc. and Centennial Bank Announce Opportunistic Florida Acquisition (filed as Exhibit 99.1 to the Form 8-K/A on August 5, 2010, and incorporated herein by reference).

99.2	Supplemental materials to Press Release dated July 30, 2010 (filed as Exhibit 99.2 to the Form 8-K/A on August 5, 2010, and incorporated herein by reference).

99.3	Report of Independent Registered Public Accounting Firm Combined Statement of Assets Acquired and Liabilities Assumed at July 30, 2010 Notes to Combined Statements of Assets Acquired and Liabilities Assumed

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Home BancShares, Inc.
(Registrant)

Date: October 15, 2010	/s/ Brian Davis
Brian Davis
Chief Accounting Officer